QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

AT EPIX
Peyton Marshall, CFO
Sydney Barrett, Investor Relations Manager
(617) 250-6012

FOR IMMEDIATE RELEASE
July 24, 2003

EPIX REPORTS SECOND QUARTER RESULTS FOR 2003
— Conference call and live webcast also scheduled —

CAMBRIDGE, MA, July 24, 2003—EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced its financial results for the second quarter 2003.

Financial highlights for the quarter ended June 30, 2003 included:

  •
  Revenues of $3.8 million in 2003 as compared to $3.7 million in 2002. Revenues increased primarily as a result of an increase in royalties from Bracco. Increases in product development revenues from EP-2104R and research offset decreases in product development revenues from MS-325, the Company's lead product under development, resulting from completion of the Phase III clinical program.

  •
  Net loss of $3.6 million, or $0.21 per share, compared to a net loss of $6.7 million, or $0.39 per share, for the second quarter of 2002. Operating expenses decreased primarily due to decreased costs as a result of the completion of the Phase III clinical program for MS-325.

  •
  Cash, cash equivalents and marketable securities totaled $25.7 million as of June 30, 2003.

Financial highlights for the six months ended June 30, 2003 included:

  •
  Revenues of $7.3 million in 2003 as compared to $5.8 million in 2002. Revenues increased primarily as a result of an increase in product development revenues from Schering AG and royalties from Bracco.

  •
  Net loss of $9.1 million, or $0.53 per share, compared to a net loss of $11.3 million, or $0.68 per share, for the first six months of 2002. Operating expenses decreased primarily due to decreased costs as a result of the completion of the Phase III clinical program for MS-325.

Recent operating highlights included:

  •
  The results of the final two of the four Phase III clinical trials met their primary endpoints and confirmed the results of the first two Phase III trials. The results of these trials for imaging renal arteries and pedal arteries were released on July 10, 2003 in conjunction with the International Society of Magnetic Resonance in Medicine meeting held in Toronto.

  •
  A broad alliance was formed for MR imaging agents with Schering AG, consisting of two collaboration agreements. One agreement covers further development on EPIX' thrombus agent, EP-2104R. The compound is an imaging agent specifically designed to enable detection of thrombus, or blood clots, using MRI. In the second collaboration, EPIX and Schering AG combined exclusively their existing research programs to discover novel compounds for MRI.

"Having announced positive results for our entire MS-325 Phase III program, EPIX is now moving forward to submit a New Drug Application (NDA) to the FDA in the fourth quarter of 2003," said Michael D. Webb, CEO of EPIX. "We continue to believe that the results of our Phase III studies in widely varying vascular areas will support a broad indication for MRA using MS-325."

EPIX will hold a conference call and live webcast to discuss the second quarter of 2003 financial results at 4:30 pm EST today. Michael D. Webb, Chief Executive Officer, will host the call, along with Chief Financial Officer Peyton Marshall. The dial-in number for the EPIX conference call is 888-464-7607. A recording of this call may be accessed from 7:00 pm on July 24 through Thursday, July 31, by calling 800-642-1687, reservation code 1765441. The press release and the conference call webcast can also be found on the EPIX website at www.epixmed.com. An archived version will be available on the EPIX website two hours after the live webcast.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents for cardiovascular disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI. To receive EPIX' latest news and other corporate developments, please visit the EPIX web site at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company's management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.

EPIX Medical, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2003	2002
Revenues	$3,822	$3,737
Operating Expenses:
Research and development	5,892	9,003
General and administrative	1,558	1,670

Total operating expenses	7,450	10,673

Operating loss	(3,628)	(6,936)
Other income, net	46	273

Loss before provision for income taxes	(3,582)	(6,663)
Provision for income taxes	39	27

Net loss	$(3,621)	$(6,690)

Net loss per share	$(0.21)	$(0.39)

Weighted average shares	17,178	16,986

	Six Months Ended June 30,
	2003	2002
Revenues	$7,318	$5,803
Operating Expenses:
Research and development	13,282	14,414
General and administrative	3,165	3,049

Total operating expenses	16,447	17,463

Operating loss	(9,129)	(11,660)
Other income, net	127	426

Loss before provision for income taxes	(9,002)	(11,234)
Provision for income taxes	66	44

Net loss	$(9,068)	$(11,278)

Net loss per share	$(0.53)	$(0.68)

Weighted average shares	17,134	16,703

Condensed Balance Sheet

	June 30, 2003	December 31, 2002
Assets:
Cash, cash equivalents and available-for-sales marketable securities	$25,654	$28,112
Other current assets	726	691
Property and equipment, net	1,085	1,293
Other assets	49	59

Total assets	$27,514	$30,155

Liabilities and stockholders' (deficit) equity:
Accounts payable and accrued expenses	8,093	8,298
Other current liabilities	7,260	8,141
Long-term liabilities	14,137	7,829
Stockholders' (deficit) equity	(1,976)	5,887

Total liabilities and stockholders' (deficit) equity	$27,514	$30,155

QuickLinks

EPIX REPORTS SECOND QUARTER RESULTS FOR 2003 — Conference call and live webcast also scheduled —
EPIX Medical, Inc. Condensed Statements of Operations (Unaudited) (In thousands, except per share amounts)
Condensed Balance Sheet